EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-217094) and Form S-8 (No. 333-235853) of our report dated February 20, 2020, relating to the 2019 financial statements of Ampio Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s going concern uncertainty and the adoption of a new accounting standard) and the effectiveness of internal control over financial reporting of Ampio Pharmaceuticals, Inc., as of December 31, 2019 appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Moss Adams LLP

Denver, Colorado
February 20, 2020